SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G/A

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*



                WNC Housing Tax Credit Fund IV, L.P., Series 2
             -----------------------------------------------------
                                (Name of Issuer)

                    Units of Limited Partnership Interest
             -----------------------------------------------------
                         (Title of Class of Securities)



             -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.                             13G                    Page 1 of 7 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       SEMPRA ENERGY

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [  ]
                                                             (b)  [ x]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            4,000 units of limited partnership interest (indirect
                       beneficial ownership through Sempra Energy Financial, a
                       wholly owned subsidiary)
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             4,000 units of limited partnership interest (indirect
                       beneficial ownership through Sempra Energy Financial, a
                       wholly owned subsidiary)
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,000 units of limited partnership interest (indirect beneficial ownership through Sempra Energy Financial, a wholly owned subsidiary)
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       25.6%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13G                    Page 2 of 7 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ENOVA CORPORATION

--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  [  ]
                                                             (b)  [ x]

--------------------------------------------------------------------------------
   3   SEC USE ONLY


--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            None
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             None
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None
--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       None
--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       None

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

       HC

--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.                             13G                    Page 3 of 7 Pages

--------------------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       SEMPRA ENERGY FINANCIAL
       (formerly Enova Financial, Inc.)
--------------------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [ ]
                                                             (b)  [x]

--------------------------------------------------------------------------------
   3   SEC USE ONLY



--------------------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       California

--------------------------------------------------------------------------------
   NUMBER OF      5    SOLE VOTING POWER
     SHARES            4,000 units of limited partnership interest
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6    SHARED VOTING POWER
      EACH             None
   REPORTING      --------------------------------------------------------------
     PERSON       7    SOLE DISPOSITIVE POWER
      WITH             4,000 units of limited partnership interest
                  --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER
                       None

--------------------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,000 units of limited partnership interest

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       25.6%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON

       CO

--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                             Page 4 of 7 Pages


                       DISCLAIMER OF BENEFICIAL OWNERSHIP

            THE FILING OF THIS SCHEDULE 13G STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT EITHER SEMPRA ENERGY OR ENOVA CORPORATION IS, FOR THE PURPOSE OF SECTION 13(g) OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, OR FOR ANY OTHER PURPOSE, THE BENEFICIAL OWNER OF THE SECURITIES IDENTIFIED IN THIS STATEMENT.

Item 1.     (a)   Name of Issuer:

                  WNC Housing Tax Credit Fund IV, L.P., Series 2


            (b)   Address of Issuer's Principal Executive Offices:

                  3158 Redhill Avenue, Suite 120, Costa Mesa, California 92626


Item 2.     (a)   Name of Person Filing:

                  Sempra Energy Financial, Sempra Energy and Enova Corporation


            (b)   Address of Principal Business Office:

                  Sempra Energy Financial, Sempra Energy and Enova Corporation 101 Ash Street, San Diego, California 92101


            (c)   Citizenship:

                  Sempra Energy Financial, Sempra Energy and Enova Corporation are each incorporated under the laws of the State of California


            (d)   Title of Class of Securities:

                  Units of Limited Partnership Interest


            (e)   CUSIP Number:

                  Not applicable.


Item 3. This statement is not filed pursuant to rules 13d-1(b) or 13d-2(b).

                                                             Page 5 of 7 Pages


Item 4.     Ownership.

            (a)   Amount Beneficially Owned:  4,000 units
            (b)   Percent of Class: 25.6%
            (c)   Number of shares as to which person has
                  (i)   Sole power to vote or direct the vote:  4,000 units
                  (ii)  Shared power to vote or direct the vote:  0
                  (iii) Sole power to dispose or direct the disposition of:
                        4,000 units (Sempra Energy Financial has the sole power to vote and dispose of the units, however, the limited partnership agreement pursuant to which the units were issued provides certain restrictions on its ability to dispose of the units.)
                  (iv)  Shared power to dispose or direct the disposition of:  0

Item 5.     Ownership of Five Percent or Less of a Class.

            Not applicable.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not applicable.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not applicable.


Item 8.     Identification and Classification of Members of the Group.

            See Exhibit B. This amendment relates to a reorganization resulting in a change in the person who controls the reporting persons named in the Schedule 13G previously filed in connection with this investment by Sempra Energy Financial (formerly Enova Financial, Inc.). Enova Corporation and Sempra Energy Financial filed the original Schedule 13G jointly on or about February 13, 1997. Sempra Energy was subsequently formed as a holding company in connection with a reorganization involving Enova Corporation and Pacific Enterprises which became effective on June 26, 1998. As of the effective date of the reorganization, Sempra Energy became the parent corporation of Enova Corporation and Enova Corporation remained the sole shareholder of Enova Financial, Inc. On September 15, 1999 Enova Financial, Inc. changed its name to Sempra Energy Financial. On September 30, 1999, Enova Corporation distributed all of the outstanding shares of Sempra Energy Financial to Sempra Energy, causing Sempra Energy to become the sole shareholder of Sempra Energy Financial.


Item 9.     Notice of Dissolution of Group.

            Not applicable.

                                                             Page 6 of 7 Pages


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                  SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  February 12, 1999

                                         Sempra Energy Financial,
                                         a California corporation


                                         By /s/ Frank H. Ault
                                            ----------------------------
                                            Frank H. Ault
                                            Vice President and Controller



Date:  February 12, 1999

                                         Enova Corporation, Inc.,
                                         a California corporation


                                         By /s/ Frank H. Ault
                                            ---------------------------
                                            Frank H. Ault,
                                            Vice President and Controller



Date:  February 12, 1999

                                         Sempra Energy,
                                         a California corporation


                                         By /s/ Frank H. Ault
                                            ---------------------------
                                            Frank H. Ault,
                                            Vice President and Controller

                                   EXHIBIT A


                              AGREEMENT RELATING TO
                            JOINT FILING OF STATEMENT


            Sempra Energy, a California Corporation, Enova Corporation, a California corporation, and Sempra Energy Financial, a California corporation, hereby agree that the foregoing statement dated February 12, 1999, containing the information required by Schedule 13G relating to the ownership by Sempra Energy Financial of Units of Limited Partnership Interest in WNC Housing Tax Credit Fund IV, L.P., Series 2, is filed on behalf of each of Sempra Energy and its wholly-owned subsidiaries, Enova Corporation and Enova Financial, Inc.

            In witness whereof, the undersigned have executed this agreement as of this 12th day of February, 1999.

                                        SEMPRA ENERGY FINANCIAL,
                                        a California corporation


                                        By /s/ Frank H. Ault
                                           -----------------------------
                                           Frank H. Ault,
                                           Vice President and Controller



                                        ENOVA CORPORATION,
                                        a California corporation


                                        By /s/ Frank H. Ault
                                           -----------------------------
                                           Frank H. Ault,
                                           Vice President and Controller



                                         Sempra Energy,
                                         a California corporation


                                         By /s/ Frank H. Ault
                                            ---------------------------
                                            Frank H. Ault,
                                            Vice President and Controller

                                                            EXHIBIT B



Pursuant to Item 8.

            This statement is filed jointly on behalf of Sempra Energy Financial, Sempra Energy and Enova Corporation pursuant to Rule 13d-1(c). Sempra Energy Financial, a California corporation, and Enova Corporation, a California corporation, are both wholly owned subsidiaries of Sempra Energy, a California corporation.